                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                     TRIQUINT SEMICONDUCTOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
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
                          TRIQUINT SEMICONDUCTOR, INC.
                          2300 N.E. BROOKWOOD PARKWAY
                            HILLSBORO, OREGON 97124

                                                                  April 21, 1999

Dear Stockholders:

    Our Annual Meeting of Stockholders will be held on Wednesday May 26, 1999, at 2:00 p.m., local time, at the Company's principal executive offices, located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124. You are invited to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key management and Directors of your Company and to answer any questions you may have.

    The formal Notice of Meeting, the Proxy Statement, the proxy card and a copy of the Annual Report to Stockholders for the year ended December 31, 1998 are enclosed.

    I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

    If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the Annual Meeting.

                                          Very truly yours,

                                          TRIQUINT SEMICONDUCTOR, INC.

                                          /s/ Steven J. Sharp

                                          STEVEN J. SHARP
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                          TRIQUINT SEMICONDUCTOR, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1999

TO OUR STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation (the "Company"), will be held on Wednesday, May 26, 1999 at 2:00 p.m., local time, at the Company's principal executive offices, located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124, for the following purposes:

    1. To elect five Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal No. 1);

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants of the Company for the fiscal year ending December 31, 1999 (Proposal No. 2);

    3. To approve an amendment to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program to increase the aggregate number of shares of Common Stock that may be issued thereunder by 475,000 shares to a total of 1,725,000 shares as summarized in the attached proxy statement (Proposal No. 3);

    4. To approve an amendment to the 1996 Stock Incentive Program to add an automatic initial option grant to new Outside Directors at the time of election or appointment to purchase 18,000 shares of Common Stock to (Proposal No. 4);

    5. To approve an amendment to the 1996 Stock Incentive Program to award an additional option grant to the existing Outside Directors to purchase 12,000 shares of Common Stock (Proposal No. 5);

    6. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 5, 1999 are entitled to notice of and to vote at the meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                      By Order of the Board of Directors:

                                              [LOGO]

                                      Edward C.V. Winn
                                      EXECUTIVE VICE PRESIDENT, FINANCE AND
                                      ADMINISTRATION,
                                      CHIEF FINANCIAL OFFICER AND SECRETARY

Hillsboro, Oregon
April 21, 1999

                            YOUR VOTE IS IMPORTANT.
             IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING,
        YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
        AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          TRIQUINT SEMICONDUCTOR, INC.
                          2300 N.E. BROOKWOOD PARKWAY
                            HILLSBORO, OREGON 97124
                            ------------------------

                            PROXY STATEMENT FOR 1999
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1999

SOLICITATION AND REVOCATION OF PROXIES

    The enclosed Proxy is solicited on behalf of the Board of Directors of TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Wednesday, May 26, 1999 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124. The Company's telephone number at that location is (503) 615-9000. All expenses of the Company associated with this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and other employees, without additional compensation, personally or by telephone or telegram. The Company may also retain an outside proxy solicitation firm for which the Company would pay not more than $10,000.

    The two persons named as proxies on the enclosed proxy card, Steven J. Sharp and Edward C.V. Winn, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal No. 1 to elect the nominees for Directors proposed by the Board of Directors, FOR Proposal No. 2 to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the Company, FOR Proposal No. 3 to approve an amendment to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program to increase the aggregate number of shares of Common Stock that may be issued thereunder by 475,000 shares to a total of 1,725,000 shares as described in the "1996 Stock Incentive Program Summary" below, FOR Proposal No. 4 to approve an amendment to the 1996 Stock Incentive Program to add an automatic initial option grant to purchase 18,000 shares of Common Stock to new Outside Directors at the time of election or appointment and FOR Proposal No. 5 to approve an amendment to the 1996 Stock Incentive Program to award an additional option grant to the existing Outside Directors to purchase 12,000 shares of Common Stock.

    A proxy may be revoked by a stockholder prior to its exercise by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting of Stockholders. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company.

    These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, were first mailed on or about April 21, 1999 to all stockholders entitled to vote at the meeting.

VOTING AT THE MEETING

    Stockholders of record at the close of business on April 5, 1999 are entitled to notice of, and to vote at, the Annual Meeting. The Company has one series of Common Stock outstanding, designated Common Stock, $.001 par value. At the record date, 9,569,926 shares of the Company's Common Stock were issued and outstanding and held by 231 stockholders of record. The closing price of the Company's Common Stock on the record date was $20.25. No shares of the Company's Preferred Stock were outstanding.

    Every stockholder voting for the election of Directors (Proposal No. 1) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares that such stockholder is entitled to vote, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the stockholder's votes.

    On all other matters, each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. If a quorum is present at the Annual Meeting: (i) the five nominees for election as Directors who receive the greatest number of votes cast for the election of Directors shall be elected Directors (ii) Proposal No. 2 to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the Company, (iii) Proposal No. 3 to approve an amendment to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program to increase the aggregate number of shares of Common Stock that may be issued thereunder by 475,000 shares to a total of 1,725,000 shares as described in the "1996 Stock Incentive Program Summary" below, (iv) Proposal No. 4 to approve the amendment to the 1996 Stock Incentive Program to add an automatic initial option grant to purchase 18,000 shares of Common Stock to new Outside Directors at the time of election or appointment and, (v) Proposal No. 5 to approve an amendment to the 1996 Stock Incentive Program to award an additional option grant to the existing Outside Directors to purchase 12,000 shares of Common Stock will be approved if the proposal receives the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

    With respect to the election of Directors, Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting or nonvoting by brokers will have no effect thereon. With respect to voting on Proposal No. 2, abstention from voting or nonvoting by brokers will have no effect thereon. With respect to voting on Proposals No. 3, No. 4, and No. 5, abstention from voting will have the same effect as voting against the proposal and nonvoting by brokers will have no effect thereon.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

NOMINEES

    A board of five Directors is to be elected at the Annual Meeting of Stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently Directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a Director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Mr. E. Floyd Kvamme, a current Director, has chosen not to seek reelection to the Board of Directors. The Board of Directors has no current plans to replace Mr. Kvamme. In the event that additional persons are nominated for election as Directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a Director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified. The following table lists the persons nominated by the Board of Directors to be elected as Directors along with certain information:

NAME OF NOMINEE                              AGE            POSITION WITH THE COMPANY           SINCE
---------------------------------------      ---      --------------------------------------  ---------
Steven J. Sharp                                  57     President, Chief Executive Officer         1991
                                                            and Chairman of the Board
Dr. Paul A. Gary                                 58                  Director                      1996
Charles Scott Gibson                             46                  Director                      1992
Dr. Walden C. Rhines                             52                  Director                      1995
Edward F. Tuck                                   67                  Director                      1994

    There is no family relationship between any director or executive officer of the Company.

    Mr. Sharp joined the Company in September 1991 as President, Chief Executive Officer and Director. In May 1992 he became Chairman of the Board of Directors. For the prior eight years he had served in various roles associated with venture capital financed semiconductor companies. From April 1988 to June 1989, Mr. Sharp was the founder and served as Chief Executive Officer of Power Integrations, Inc., a semiconductor manufacturing company. Previously, Mr. Sharp was employed for 14 years by Signetics Corporation, a semiconductor manufacturer, and for nine years by Texas Instruments, a semiconductor manufacturer. Mr. Sharp also serves as a director of Power Integrations. He received a BS degree in Mechanical Engineering from Southern Methodist University, an MS degree in Engineering Science from California Institute of Technology and an MBA from Stanford University.

    Dr. Gary has been a director of the Company since May 1996. From 1967 until 1996, Dr. Gary served in various capacities for Bell Laboratories, Western Electric, and AT&T Microelectronics (now Lucent Microelectronics), with his last position being Vice President of the Netcom IC Business Unit. Dr. Gary retired from Lucent in June 1996. Dr. Gary also serves as a director of Data I-O and IMS Corp. Dr. Gary holds a BS degree in Electrical Engineering from Lafayette College, an MS degree in Electrical Engineering from Stanford University and a PhD in Electrical Engineering from Stanford University.

    Mr. Gibson has been a director of the Company since September 1992. Since March 1992, Mr. Gibson has been a director and consultant to high technology companies. He co-founded Sequent Computer Systems Inc., a computer systems company, in 1983 and served as President from January 1988 to February 1992. From 1976 to 1983, Mr. Gibson was employed at Intel Corporation as General Manager, Memory Components Operations. Mr. Gibson also serves as a director of RadiSys Corporation, Inference Software, Integrated Measurement Systems Corporation, and Egghead.com. Mr. Gibson is also the

Chairman of the Board of the Oregon Graduate Institute of Science and Technology. He received a B.S. in Electrical Engineering and an MBA from the University of Illinois.

    Dr. Rhines has been a director of the Company since May 1995. Dr. Rhines has been the President, Chief Executive Officer and a director of Mentor Graphics Corporation ("Mentor"), an electronic design automation company, since 1993. Prior to joining Mentor, Dr. Rhines spent twenty-one years at Texas Instruments, Inc. ("TI"), with his most recent position having responsibility for directing TI's worldwide semiconductor business as the Executive Vice President of TI's Semiconductor Group. Dr. Rhines also serves as a director of Cirrus Logic. Dr. Rhines holds a BS degree in Metallurgical Engineering from the University of Michigan, an MS and PhD in Materials Science and Engineering from Stanford University and an MBA from Southern Methodist University.

    Mr. Tuck has been a director of the Company since November 1994. He is a Managing Director of Kinship Venture Management LLP, which is the general partner of Kinship Partners II, a venture capital firm. From January 1986 to May 1995, he was also a Managing Director of Boundary LLP, which is the general partner of the Boundary Fund III, a venture capital fund. Mr. Tuck is Chairman of Endgate Technology Corporation, Chairman of High Tower Software, Inc., a director of Oz Interactive, Angel Technologies, Teledesic Corporation, and Qual Corporation. Mr. Tuck holds a BS degree in Electrical Engineering from the University of Missouri at Rolla and serves on its Board of Trustees.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company held a total of six (6) meetings during fiscal 1998. No director attended fewer than 75 percent of the meetings of the Board of Directors and committees thereof, if any, during the period that he was a member of the Board of Directors. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no Nominating Committee or any committee performing such functions.

    The Audit Committee consisted of Directors Tuck (Chairman), Kvamme and Gary. The Audit Committee is responsible for overseeing actions taken by the Company's independent accountants and reviews the Company's internal financial controls. The Audit Committee met twice during 1998, with all then current members present at each meeting.

    The Compensation Committee, which consisted of Directors Kvamme (Chairman), Gibson and Rhines during 1998, is responsible for determining salaries, incentives and other forms of compensation for the executive officers of the Company as well as overseeing the administration of various incentive compensation and benefit plans, including the 1996 Stock Incentive Program. The Compensation Committee met three times during 1998, with all members present at each meeting.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                (PROPOSAL NO. 2)

    The Board of Directors has selected KPMG Peat Marwick LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1999, subject to ratification by the stockholders of the Company. In the absence of contrary specifications, the shares represented by the proxies will be voted FOR the following resolution ratifying the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

    RESOLVED, that the stockholders of TriQuint Semiconductor, Inc. hereby ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

    KPMG Peat Marwick LLP has audited the Company's financial statements annually since 1991. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
     OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS
          OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                 AMENDMENT TO THE TRIQUINT SEMICONDUCTOR, INC.
                          1996 STOCK INCENTIVE PROGRAM
                                (PROPOSAL NO. 3)

    The Board of Directors has approved an amendment to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program (the "Program") to increase the aggregate number of shares of Common Stock that may be issued thereunder by 475,000 shares to a total of 1,725,000 shares. For a description of the Program see "1996 Stock Incentive Program Summary" below.

    The amendment to the Program was adopted by the Board in order to provide additional long-term incentives to all employees of the Company as well as to maintain competitive compensation packages for key employees of the Company. As of April 5, 1999, options to purchase 1,096,885 shares of the Company's Common Stock have been granted pursuant to the Program, 180,386 of which were vested. This proposal increases the number of shares authorized for issuance under the Program to provide sufficient shares for anticipated grants to be issued to both new and existing employees through May 2000. The Company intends to utilize the options available for grant to attract and retain both executive and other key employees.

    In the absence of contrary specifications, the shares represented by proxies will be voted FOR the following resolution approving the above:

    RESOLVED, that the stockholders of TriQuint Semiconductor, Inc. hereby approve the amendment to the 1996 Stock Incentive Program to increase the aggregate number of shares of Common Stock that may be issued thereunder by 475,000 shares to a total of 1,725,000 shares.

    The affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the foregoing resolution. The award of options under the Program is at the discretion of the Compensation Committee of the Board of Directors. See "Executive Compensation-Stock Incentive Program" below.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
              OF THE AMENDMENT TO THE TRIQUINT SEMICONDUCTOR, INC.
                         1996 STOCK INCENTIVE PROGRAM.

           APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PROGRAM
                       TO ADD AN AUTOMATIC INITIAL GRANT
                                (PROPOSAL NO. 4)

    The Board of Directors of the Company adopted an amendment to the 1996 Stock Incentive Program (the "Program") subject to stockholder approval to provide for an automatic one-time initial grant (the "Automatic Initial Grant") of an option to purchase 18,000 shares of the Company's Common Stock to all non-employee Directors ("Outside Directors"). The Automatic Initial Grant would be available to all Outside Directors who join the board on or after February 3, 1999 and would be granted at the time such Outside Director joins the Board. Thereafter, all Outside Directors would receive the existing automatic grant to purchase 6,000 shares on the date of each Annual Meeting of Stockholders (the "Automatic Option Grants") based on a provision that is already a part of the Program and has been approved by the stockholders. The Automatic Initial Grant will be made at an exercise price per share equal to fair market value on the grant date and subject to vesting over four years provided that no shares shall vest until the first anniversary of the grant, on which date 28% shall vest with the remaining shares vesting at the rate of 2% per month thereafter and with an option term of 10 years from the date of grant.

    For a further description of the Program, see "1996 Stock Incentive Program" below.

    The amendment to the Program was adopted for the purposes of attracting the best available people to serve as Outside Directors, providing additional incentive to the Outside Directors, and encouraging their continued service on the Board of Directors.

    In absence of contrary specification, the shares represented by proxies will be voted FOR the following resolution approving the above:

    RESOLVED, that the stockholders of TriQuint Semiconductor, Inc. hereby approve the amendment to the 1996 Stock Incentive Program and to add an Automatic Initial Grant of 18,000 shares to Outside Directors who join the Board of Directors on or after February 3, 1999.

    The affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the foregoing resolution. Abstention from voting will have the same effect as voting against the proposal and nonvoting by brokers will have no effect thereon.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
                 AMENDMENT TO THE 1996 STOCK INCENTIVE PROGRAM
                       TO ADD AN AUTOMATIC INTITIAL GRANT

           APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PROGRAM
    TO AWARD AN ADDITIONAL GRANT TO ALL OUTSIDE DIRECTORS CURRENTLY SERVING
                           ON THE BOARD OF DIRECTORS
                                (PROPOSAL NO. 5)

    The Board of Directors of the Company adopted an amendment to the 1996 Stock Incentive Program (the "Program") subject to stockholder approval to provide that all Outside Directors currently serving on the Board of Directors, specifically, Messrs. Gibson, Rhines and Tuck, would receive a one-time grant (an "Additional Grant") equal to 12,000 shares, or the difference between existing annual Automatic Option Grants to Outside Directors of 6,000 shares and the Automatic Initial Grant proposed for new Outside Directors of 18,000 shares. The Additional Grant will be made at an exercise price per share equal to fair market value on the grant date and subject to vesting over four years provided that no shares shall vest until the first anniversary of the grant, on which date 28% shall vest with the remaining shares vesting at the rate of 2% per month thereafter and with an option term of 10 years from the date of grant. The amendment was adopted for the purpose of equalizing the treatment of current Outside Directors with future Outside Directors well as encouraging the continued service of the existing Outside Directors on the Board of Directors. For a further description of the Program, see "1996 Stock Incentive Program" below.

    In absence of contrary specification, the shares represented by proxies will be voted FOR the following resolution approving the above:

    RESOLVED, that the stockholders of TriQuint Semiconductor, Inc. hereby approve the amendment to the 1996 Stock Incentive Program to award an Additional Grant of 12,000 shares to all Outside Directors currently serving on the Board of Directors.

    The affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the foregoing resolution. Abstention from voting will have the same effect as voting against the proposal and nonvoting by brokers will have no effect thereon.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO AWARD AN ADDITIONAL GRANT TO THE EXISTING OUTSIDE DIRECTORS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of April 5, 1999 as to (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) the Chief Executive Officer and the next four most highly compensated executive officers as of December 31, 1998 (the "Named Executive Officers") and (iv) the Directors and the executive officers as a group.

                                                                                       COMMON STOCK     APPROXIMATE
FIVE PERCENT STOCKHOLDERS, DIRECTORS                                                   BENEFICIALLY     PERCENTAGE
  AND CERTAIN EXECUTIVE OFFICERS                                                          OWNED          OWNED(1)
------------------------------------------------------------------------------------  --------------  ---------------
Raytheon TI Systems, Inc.(2)........................................................       794,613            8.30%
  13510 N. Central Expressway
  Dallas, Texas 75243

Lucent Technologies, Inc. (3).......................................................       661,059            6.91%
  600 Mountain Avenue
  Murray Hill, NJ 07974

Steven J. Sharp (4).................................................................       179,641            1.88%

E. Floyd Kvamme (5).................................................................       147,968            1.55%

Edward C. V. Winn (6)...............................................................        52,130               *

Charles Scott Gibson (7)............................................................        44,475               *

Bruce Fournier (8)..................................................................        41,903               *

Walden Rhines (9)...................................................................        36,000               *

J. David Pye (10)...................................................................        33,700               *

Edward Tuck (11)....................................................................        29,000               *

Thomas V. Cordner (12)..............................................................        16,388               *

Paul A. Gary (13)...................................................................         3,350               *

All Directors and executive officers as a group (14 persons) (14)...................       689,022            7.29%

------------------------

*   Less than 1%

(1) Applicable percentage of ownership is based on 9,569,926 shares of Common Stock outstanding as of April 5, 1999 together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission the ("SEC"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after April 5, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) The Company has been advised in a Schedule 13-G filed with the SEC on January 22, 1998 by Raytheon TI Systems, Inc., ("RTIS") that on January 13, 1998 the Company issued 844,613 shares of TriQuint Common Stock (the "Shares") to RTIS as partial consideration for the purchase of the Monolithic Microwave Integrated Circuit ("MMIC") operations of the former Texas Instruments' Defense Systems & Electronics Group from RTIS. Pursuant to a requirement for approval of the transaction by the Department of Justice, RTIS entered into a Voting Trust Agreement with State Street Bank and Trust Company on January 13, 1998 with respect to the Shares, which TriQuint issued in the name of "State Street Bank and Trust Company, as Trustee" and delivered to State Street to be held pursuant to the terms of the Voting Trust Agreement. Under the terms of the Voting Trust Agreement, State Street has sole voting power with respect to the Shares. Pursuant to Rule 13d-3(a)(2) promulgated under the Securities Exchange Act of 1934, RTIS may be deemed to have sole dispositive power with respect to the Shares.

(3) The Company has been advised in a Schedule 13-D filed with the SEC on December 11, 1996 by Lucent Technologies, Inc. ("Lucent") as follows: Lucent acquired sole voting and dispositive power over 661,059 shares of the Company's Common Stock from AT&T Corp. ("AT&T") on September 27, 1996. The interest in the Company's Common Stock was transferred to Lucent from AT&T pursuant to the Separation and Distribution Agreement dated February 1, 1996 and Amended and Restated as of March 29, 1996 between AT&T, Lucent and NCR Corporation. Lucent's beneficial ownership of 661,059 shares includes 200,000 shares issuable pursuant to a presently exercisable warrant.

(4) Represents 169,417 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

(5) Represents 13,500 shares issuable pursuant to options exercisable within 60 days of April 5 1999.

(6) Represents 48,625 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

(7) Represents 5,000 shares held by Mr. Gibson's wife, 1,985 held in Trust for Mr. Gibson's minor sons, 19,990 held in Trust by Mr. Gibson, and 16,000 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

(8) Represents 38,200 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

(9) Represents 2,000 shares held by Mr. Rhines' wife and daughter and 21,000 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

(10) Represents 33,700 shares issuable pursuant to options exercisable within 60 days of April 5 1999.

(11) Represents 15,000 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

(12) Represents 16,388 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

(13) Mr. Gary is a former employee of the predecessor of Lucent Technologies, Inc., AT&T. Mr. Gary has no shared voting or investment control over the shares of the Company's Common Stock held by Lucent Technologies, Inc.

(14) Represents 473,390 shares issuable pursuant to options exercisable within 60 days of April 5, 1999.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

    The names, ages and positions of the Company's current executive officers are as follows:

                                                                                                                POSITION
NAME                                               AGE      CURRENT POSITION(S) WITH COMPANY                   HELD SINCE
---------------------------------------------      ---      ------------------------------------------------  -------------
Steven J. Sharp..............................          57   Chairman of the Board of Directors,                      1992
                                                            President and Chief Executive Officer

Thomas Cordner...............................          54   Vice President and General Manager,                      1998
                                                            Millimeter Wave Communications

Bruce R. Fournier............................          42   Vice President and General Manager, Foundry              1998
                                                            Services

Paul Kollar..................................          54   Vice President, Sales                                    1998

Donald H. Mohn...............................          46   Vice President and General Manager,                      1995
                                                            Telecommunications and Computing

J. David Pye.................................          49   Vice President, Manufacturing                            1996

E.K. Ranjit..................................          49   Vice President, Finance, Treasurer and Assistant         1996
                                                            Secretary

Ronald R. Ruebusch...........................          49   Vice President and General Manager, Wireless             1996
                                                            Communications

Edward C.V. Winn.............................          60   Executive Vice President, Finance and                    1996
                                                            Administration, Chief Financial Officer and
                                                            Secretary

    For information on the business background of Mr. Sharp, see "Nominees for Director" above.

    Mr. Cordner joined the Company as a result of the January 1998 acquisition of the MMIC Business from Raytheon TI Systems as Vice President and General Manager of Millimeter Wave Communications. Mr. Cordner was an employee of TI for 32 years before joining TriQuint. He held various management positions at TI engineering and manufacturing. He managed the GaAs Operations Group at TI since the technology was transferred from research to production in 1982. Mr. Cordner graduated from the University of Texas at Arlington in 1969 with a BS degree in Mathematics.

    Mr. Fournier has held the position of Vice President and General Manager, Foundry Services since the group was formed in June 1998. From September 1994 to June 1998 he held the position of Vice President, Sales. Mr. Fournier joined the Company in June 1987 as the Eastern Area Sales Manager. In July 1991, Mr. Fournier was promoted to National Sales Manager, Wireless Products and in January 1994 was promoted to Director of World Wide Sales. Prior to joining the Company, Mr. Fournier held various Marketing and Sales positions with Fairchild Semiconductor and Honeywell. Mr. Fournier received an AS degree in Electrical Engineering from the University of Maine in 1977, a BS degree in Business Administration from the University of Maine in 1979 and an MBA from the University of Southern Maine in 1982.

    Mr. Kollar joined the Company in June 1998 as Vice President, Sales. From November 1985 until March 1998, Mr. Kollar was Vice President, Sales for Lattice Semiconductor, Inc. where he was responsible for worldwide sales. From March 1969 to November 1985, Mr. Kollar was employed by Signetics Corp in a variety of Sales and Marketing roles. Mr. Kollar received a BS degree in Engineering from Harvey Mudd College and an MSEE degree from the University of Southern California.

    Mr. Mohn joined the Company in June 1995 as Vice President and General Manager, Telecommunications and Computing. From July 1993 until June 1995, Mr. Mohn was Vice President, Marketing for IC Works, Inc. where he was responsible for product strategy development, tactical marketing, marketing communications and public relations. From 1989 until July 1993, Mr. Mohn held various positions at AT&T Microelectronics, with his last position there being Director/General Manager of the Application Specific Standard Products Group, which he started in 1989 and grew to $100 million in revenue by 1993. Mr. Mohn received a BS degree in electrical engineering from the University of Minnesota and an MBA from the University of Dallas, Texas.

    Mr. Pye joined the Company in June 1996 as Vice President, Manufacturing. Prior to joining the Company, Mr. Pye was Vice President and General Manager at VLSI Technology from 1983 to 1996, where he served in various capacities. From 1973 to 1983, Mr. Pye worked at Texas Instruments, Inc., involved in process engineering and process development. Mr. Pye holds a BA degree from Napier College of Science and Technology in Edinburgh, Scotland

    Mr. Ranjit joined the Company in May 1991 and from that date until June 1996, served as Corporate Controller and Treasurer. In June 1996, Mr. Ranjit was promoted to Vice President, Finance, Treasurer and Assistant Secretary. From 1986 until May 1991, Mr. Ranjit held various positions at GigaBit Logic, a predecessor of the Company, including Controller, Director of Finance and Corporate Secretary. Previously, Mr. Ranjit spent nine years in various management positions in finance and administration at Mostek Semiconductor and Controltronics, Inc. Mr. Ranjit received a BS in Business Administration from the University of Texas, and an MBA from Pepperdine University, and is a Certified Public Accountant.

    Mr. Ruebusch joined the Company in May 1996 as Vice President and General Manager, Wireless Communications. From 1993 to 1996, Mr. Ruebusch was Vice President, Semiconductor Product Development at Celeritek, Inc. From 1991 to 1993, Mr. Ruebusch held management positions at Pacific Monolithics. Prior to that, Mr. Ruebusch spent thirteen years in various management positions at Advanced Micro Devices and Signetics Corp. Mr. Ruebusch holds BSEE, MSEE and MBA degrees from the University of Santa Clara.

    Mr. Winn was a consultant to the Company and Acting Vice President, Computing and Networking from March 1992 to January 1993. In January 1993 he joined the Company as Vice President and General Manager, Computing and Networking and in September 1994 was promoted to Executive Vice President and Chief Operating Officer. In May 1996, Mr. Winn was promoted to Executive Vice President, Finance and Administration and Chief Financial Officer and in December 1996, became the Company's Secretary. From 1985 until December 1991, he served in various capacities with Avantek, Inc., a microwave semiconductor company, most recently as Product Group Vice President. Mr. Winn's prior experience includes 14 years with Signetics Corporation, a manufacturer of integrated circuits, where he held various marketing and operations management positions. He received a BS in Physics from Rensselaer Polytechnic Institute and an MBA from Harvard University.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information for fiscal years 1998, 1997 and 1996 concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (hereafter referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                           ANNUAL COMPENSATION                  ------------
                                            -------------------------------------------------    SECURITIES     ALL OTHER
                                                                               OTHER ANNUAL      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR     SALARY($)        BONUS($)(1)    COMPENSATION ($)   OPTIONS (#)       ($)(2)
----------------------------------  ----    ------------     -------------   ----------------   ------------   ------------
Steven J. Sharp...................  1998         278,229         2,616                --           28,750         3,899
  Chairman of the Board,            1997         268,000        17,818            30,000(3)       107,000         4,232
  President and Chief               1996         265,000         2,938            31,704(3)            --         4,239
  Executive Officer

Edward C. V. Winn.................  1998         220,479         2,075                --            9,000         5,148
  Executive Vice President,         1997         216,949        14,386                --           24,000         3,339
  Finance and Administration,       1996         206,042         2,297                --               --         3,244
  Chief Financial Officer
  and Secretary

Bruce Fournier....................  1998         182,683(4)      1,626                --           20,000           446
  Vice President, Sales             1997         201,165(4)      3,010                --           16,000           362
                                    1996         187,267(4)      1,828                --               --           340

J. David Pye......................  1998         192,803         1,772                --           10,000         1,128
  Vice President,                   1997         187,134        12,849            23,424(6)         9,000         1,117
  Manufacturing                     1996          81,827(5)        785            28,949(6)        55,000           516

Thomas V. Cordner.................  1998         173,573         1,653           179,320(7)        42,807         1,580
  Vice President & General          1997              --            --                --               --            --
  Manager, Millimeter Wave          1996              --            --                --               --            --
  Communications

------------------------

(1) Represents payments under the Key Employee Incentive Plan and the Company-wide profit sharing program.

(2) Represents premiums for group term life insurance.

(3) Represents forgiveness of Mr. Sharp's relocation loan and associated interest charges (see "Employment Contracts and Change-in-Control Arrangements").

(4) Includes sales commissions of $36,513, $74,816 and $67,709 earned in 1998, 1997, and 1996, respectively.

(5) Includes compensation earned from June 1996 when Mr. Pye joined the Company through the end of fiscal 1996.

(6) Represents reimbursement of relocation expenses.

(7) Represents bonus paid pursuant to a retention agreement between Mr. Cordner and RTIS in connection with the Company's acquisition of the MMIC business from RTIS in January 1998. The Company was reimbursed for such bonus by RTIS as a condition of the acquisition.

STOCK OPTION GRANTS

    The following table contains information concerning the grant of stock options under the Company's 1996 Stock Incentive Program (the "Program") to the Named Executive Officers in 1998. The Percentage of Total Options Granted to Employees in Fiscal Year is measured according to all option grants made under the Program and the 1998 Non Statutory Stock Option Plan (the "Plan"), although the Named Executive Officers are not eligible to participate in the Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS (1)                    VALUE AT ASSUMED
                                                -----------------------------------------------------     ANNUAL RATES OF
                                                 NUMBER OF    % OF TOTAL                                    STOCK PRICE
                                                SECURITIES      OPTIONS                                    APPRECIATION
                                                UNDERLYING    GRANTED TO      EXERCISE                  FOR OPTION TERM (2)
                                                  OPTIONS    EMPLOYEES IN      PRICE      EXPIRATION   ---------------------
NAME                                              GRANTED     FISCAL YEAR     ($/SH.)        DATE       5% ($)     10% ($)
----------------------------------------------  -----------  -------------  ------------  -----------  ---------  ----------
Steven J. Sharp (3)...........................      28,750         3.15%       $18.25       12/02/08     329,973     836,217
Edward C. V. Winn (4).........................       9,000         0.99%       $18.25       12/02/08     103,296     261,772
Bruce Fournier (5)............................      15,000         1.65%       $21.5625      4/16/08     203,408     515,476
Bruce Fournier (5)............................       5,000         0.55%       $18.25        12/2/08      57,387     145,429
J. David Pye (6)..............................      10,000         1.10%       $18.25       12/02/08     114,773     290,858
Thomas V. Cordner (7).........................         624         0.07%       $11.438       1/13/08      17,511      32,111
Thomas V. Cordner (7).........................       1,091         0.12%       $12.62        1/13/08      29,327      54,854
Thomas V. Cordner (7).........................       1,092         0.12%       $18.63        1/13/08      22,791      48,341
Thomas V. Cordner (7).........................      40,000         4.39%       $24.625       1/27/08     619,461   1,569,836

------------------------

(1) The grant of options under the Program to executive officers, including the officers named in the Summary Compensation Table above, is subject to the discretion of the Compensation Committee of the Board of Directors.

(2) These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the SEC requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

(3) Option vests in equal monthly installments from 6/1/2001 through 5/31/2002.

(4) Option vests in equal monthly installments from 6/1/2001 through 5/31/2002.

(5) Options vest per the following schedules: The 15,000 share grant vests 4,200 shares on 4/16/1999 and 300 shares monthly thereafter with full vesting on 4/16/2002. The 5,000 share grant vests in equal monthly installments from 6/1/2001 through 5/31/2002.

(6) Option vests in equal monthly installments from 6/1/2001 through 5/31/2002.

(7) The 624 grant vests on 1/25/98. The 1,091 grant vests 545 shares on 1/17/1998, 273 shares on 1/17/1999, and 273 shares on 1/17/2000. The 1,092 grant vests over four years at a rate of 273 shares per year from 1/15/98 through 1/15/2001. The 40,000 share grant vests 11,200 shares on 1/27/1999 and 800 shares monthly thereafter with full vesting on 1/27/2002.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table sets forth certain information with respect to the exercise of stock options and the value of stock options held by each of the Named Executive Officers at December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                            UNDERLYING        VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                          SHARES ACQUIRED    VALUE        AT FY-END (#)          AT FY-END($)(2)
                                            ON EXERCISE     REALIZED       EXERCISABLE/           EXERCISABLE/
NAME                                            (#)         ($) (1)       UNEXERCISABLE           UNEXERCISABLE
----------------------------------------  ---------------  ----------  --------------------  -----------------------
Steven J. Sharp.........................        40,000     $  741,500    164,417    100,750  $  1,812,593  $  28,750
Edward C.V. Winn........................            --             --     45,576     31,049  $    610,206  $   9,000
Bruce R. Fournier.......................            --             --     31,950     34,250  $    404,762  $   5,000
J. David Pye............................            --             --     28,200     38,800  $          0  $  10,000
Thomas V. Cordner.......................            --             --      1,442     41,365  $      8,657  $   4,127

------------------------

(1) Market value of the underlying securities at exercise date, minus the exercise price of the options.

(2) Based on the closing price of $19.25 of the Company's Common Stock on December 31, 1998 as reported by The NASDAQ National Market, minus the exercise price of the unexercised options.

                             DIRECTOR COMPENSATION

    Each non-employee Director receives, in addition to reimbursement for out-of-pocket expenses, (i) $1,500 per Board meeting attended in person, (ii) $500 per Board meeting attended via telephone, (iii) $500 per Committee meeting not held in conjunction with a Board Meeting, and (iv) an annual retainer of $9,000 payable in four equal quarterly installments beginning January 1, 1999. The Company's 1996 Stock Incentive Program provides that options may not be granted to non-employee Directors who represent stockholders holding more than 1% of the outstanding shares. Options may be granted to non-employee Directors who do not represent such stockholders ("Outside Directors") only pursuant to a nondiscretionary, automatic grant mechanism, whereby each Outside Director is automatically granted an option to purchase 6,000 shares on the date of each Annual Meeting of Stockholders. Each new Outside Director who joins the Board on a date other than the date of an Annual Meeting of Stockholders is entitled to automatically receive an option to purchase a pro rata number of shares of the Company's Common Stock based upon the remaining period between the Annual Meeting of Stockholders. Options granted to Outside Directors have an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant and vest at a rate of 12.5% per calendar quarter following the date of grant so long as the optionee remains a Director of the Company.

    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    EDWARD C.V. WINN. In February 1995, Edward C.V. Winn, the Company's Chief Financial Officer, Executive Vice President, Finance and Administration and Secretary, entered into a letter agreement with the Company pursuant to which he was to receive an annual base salary of $190,000. The agreement provides that, with certain exceptions, in the event that Mr. Winn's employment is terminated by the Company for other than just cause, he will receive severance pay equal to nine months salary at his then current salary (not less than $190,000 per year) paid every two weeks and fully paid Company insurance benefits for nine months. Should the Company experience a change in control and Mr. Winn elects to leave the Company for good reason, Mr. Winn will become vested in the last eight months of his unvested stock options (see "Change-in-Control Arrangements" below) and receive a lump-sum payment equal to six months pay at his then current salary (not less than $190,000 per year) plus fully paid Company insurance benefits for six months.

    STEVEN J. SHARP. In September 1991, under the terms of his acceptance of employment with the Company, Steven J. Sharp, President, Chief Executive Officer and Chairman of the Board of Directors, entered into a letter agreement with the Company pursuant to which he was to receive an annual base salary of $225,000, subject to annual review, and a quarterly bonus of $18,750 if the Company achieved its operating income goals in the relevant quarter. The Company also granted Mr. Sharp an option to purchase 178,571 shares of Common Stock with an exercise price of $1.40 per share which option vested at a rate of 2% per month over a 50-month period. Upon the closing of the Company's initial public offering in December 1993, that portion of Mr. Sharp's option which would otherwise have vested over the final 12 months of the 50 month vesting period (42,857 shares) vested immediately.

    In the event that the Company desires to terminate Mr. Sharp's employment for any reason, it must provide Mr. Sharp with one year's advance notice or, in lieu of such notice, a payment equal to one year's compensation at the then-current rate. In conjunction with his acceptance of employment, Mr. Sharp also received a loan from the Company in the amount of $150,000 in lieu of relocation assistance. The loan agreement provided that the loan would be forgiven in the amount of $30,000 (and any accrued interest) on each of January 1, 1993, 1994, 1995, 1996 and 1997. The agreement also provided that if Mr. Sharp's employment with the Company was terminated for any reason, the entire principal amount remaining, and any accrued interest, would be forgiven as of the date of termination. The final debt forgiveness was recorded on January 1, 1997 in the amount of $31,704.

CHANGE-IN-CONTROL ARRANGEMENTS

    In January 1995, the Board approved an amendment to the option agreements held by each current and future executive officer (an "Executive Officer") of the Company, as determined from time to time by the Board of Directors or committee thereof, to provide that, in the event of a change of control of the Company, certain outstanding options held by each Executive Officer listed on page 11 of this Proxy Statement to purchase Common Stock of the Company granted pursuant to the Company's incentive stock programs, regardless of whether such stock options are then exercisable in accordance with their terms, shall become vested and exercisable as follows:

    1. The Chief Executive Officer shall become immediately vested for those shares that would have otherwise become vested over the last twelve months of the options' vesting schedules.

    2. The Chief Financial Officer shall become immediately vested for those shares that would otherwise have become vested over the last eight months of the options' vesting schedules.

    3. All other Executive Officers shall become immediately vested for those shares that would have otherwise become vested over the last four months of the options' vesting schedules.

    However, the amendment prohibits such acceleration if the Board of Directors determines, based on written opinion of the Company's independent public accountants, that the enforcement of the foregoing amendments to the option agreements of the Executive Officers, which require the acceleration of vesting of options to purchase shares of the Company's Common Stock under certain circumstances upon a change of control, would preclude accounting for any proposed business combination of the Company as a "pooling of interests," and the Board of Directors otherwise desires to approve a proposed business combination, a condition to the closing of which is that it be accounted for as a "pooling of interests," then the foregoing amendments to the option agreements of the Executive Officers shall be null and void.

    The reincorporation of the Company from California to Delaware on February 18, 1997 was not a change in control and no acceleration of option vesting occurred as a result.

                      1996 STOCK INCENTIVE PROGRAM SUMMARY

    BACKGROUND. The 1996 Stock Incentive Program (the "1996 Program"), which was approved by the Company's Board of Directors in February 1996 replaced the 1987 Stock Incentive Program (the "1987 Program") when, pursuant to its terms, the 1987 Program terminated. The Program provides for the grant of incentive stock options ("ISOs") to officers and other employees of the Company or any parent or subsidiary, and non-qualified stock options ("NQSOs") to officers and other employees of the Company, Directors, and consultants of the Company. As of March 31, 1999 the persons eligible to participate in the Program included 9 Officers, 4 Directors and 694 non-executive officer employees of the Company. During the year ended December 31, 1998, options to purchase 522,500 shares of Common Stock were granted under the Program at an average exercise price of approximately $20.378 per share. As of April 5, 1999, options to purchase 1,096,885 shares of Common Stock (180,386 of which were vested) were outstanding under the Program at an average exercise price of approximately $19.379 per share and 4,453 shares of Common Stock had been issued upon exercise of options under the Program. At April 5, 1999, 148,662 shares were available under the Program.

    ADMINISTRATION. The Board of Directors has vested the Compensation Committee with full authority to administer the Program in accordance with its terms and to determine all questions arising in connection with the interpretation and application of the Program. Currently, a Compensation Committee consisting of Outside Directors Gibson, Kvamme and Rhines, all Disinterested Persons, are administering the Programs. In any calendar year, no person may be granted options under the Programs exercisable for more than 125,000 shares, except the Chief Executive Officer who may not receive options under the Program exercisable for more than 250,000 shares.

    MINIMUM OPTION PRICE. The exercise price of ISOs granted under the Program must equal or exceed the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who holds 10% or more of the voting power of the Common Stock (a "10 percent stockholder")), and the exercise price of NQSOs must equal or exceed 50% of the fair market value of Common Stock on the date of grant. As defined in the Program, "fair market value" means the last reported sales price of the Common Stock on The NASDAQ National Market System on the date of grant.

    DURATION OF OPTIONS. Subject to earlier termination of the option as a result of termination of employment, death or disability, each option granted under the Program expires on the date specified by the Compensation Committee, but in no event more than (i) ten years and one day from the date of grant in the case of NQSOs, (ii) ten years from the date of grant in the case of ISOs generally, and (iii) five years from the date of grant in the case of ISOs granted to a 10% Stockholder.

    MEANS OF EXERCISING OPTIONS. The Board of Directors, or the Compensation Committee, as the case may be, may determine the consideration to be paid for the shares to be issued upon exercise of an Option, including the method of payment, and may consist entirely of: (i) cash, (ii) check, (iii) promissory note, (iv) other shares of the Company's Common Stock which (i) either have been owned by the Optionee for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (ii) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised, (v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or (vi) any combination of such methods of payment, or such other consideration and method of payment for the issuance of shares to the extent permitted under federal and state law.

    TERM AND AMENDMENT OF THE PROGRAM. The Program became effective when adopted by the Board of Directors. The 1996 Program will continue in effect until February 1, 2006 unless earlier terminated, and the 1987 Program terminated on March 26, 1997, in accordance with its terms. The Board of Directors may terminate or amend the Program at any time, provided, however, that the Company must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor rule, regulation or statute. Such stockholder approval, if required, must be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

    ASSIGNABILITY. Unless otherwise indicated, no option granted under the Program is assignable or transferable by the optionee except by will or by the laws of descent and distribution.

    FEDERAL TAX EFFECTS OF ISOS. The Company intends that ISOs granted under the Program will qualify as incentive stock options under Section 422 of the Code. An optionee acquiring stock pursuant to an ISO receives favorable tax treatment in that the optionee does not recognize any taxable income at the time of the grant of the ISO or upon exercise. The tax treatment of the disposition of ISO stock depends upon whether the stock is disposed of within the holding period, which is the later of two years from the date the ISO is granted or one year from the date the ISO is exercised. If the optionee disposes of ISO stock after completion of the holding period, the optionee will recognize as capital gains income the difference between the amount received in such disposition and the basis in the ISO stock, i.e. the option's exercise price. If the optionee disposes of ISO stock before the holding period expires, it is considered a disqualifying disposition and the optionee must recognize the gain on the disposition as ordinary income in the year of the disqualifying disposition. Generally, the gain is equal to the difference between the option's exercise price and the stock's fair market value at the time the option is exercised and sold (the "bargain purchase element"). While the exercise of an ISO does not result in taxable income, there are implications with regard to the alternative minimum tax ("AMT"). When calculating income for AMT purposes, the favorable tax treatment granted ISOs is disregarded and the bargain purchase element of the ISO will be considered as part of AMT income. Just as the optionee does not recognize any taxable income on the grant or exercise of an ISO, the Company is not entitled to a deduction on the grant or exercise of an ISO. Upon a disqualifying disposition of ISO stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount generally equal to the amount that the optionee recognizes as ordinary income due to the disqualifying disposition.

    FEDERAL TAX EFFECTS OF NQSOS. If an option does not meet the statutory requirements of Section 422 of the Code and therefore does not qualify as an ISO, the difference, if any, between the option's exercise price and the fair market value of the stock on the date the option is exercised is considered compensation and is taxable as ordinary income to the optionee in the year the option is exercised. The Company may deduct the amount of expense recognized by an employee as compensation expense. Although an optionee will generally realize ordinary income at the time the NQSO is exercised, if the stock issued upon exercise of the option is considered subject to a "substantial risk of forfeiture" and the employee has not filed a "Section 83 Election," then the optionee is not taxed when the option is exercised, but rather when the forfeiture restriction lapses. At that time, the optionee will realize ordinary income in an amount equal to the difference between the option's exercise price and the fair market value of the stock on the date the forfeiture restriction lapses.

    The foregoing summary of federal income tax consequences of stock options does not purport to be complete, nor does it discuss the provisions of the income tax laws of any state or foreign country in which the optionee resides.

    PARTICIPATION IN THE PROGRAM. The grant of options under the Program to executive officers is subject to the discretion of the Board of Directors and the recommendation of the Board's Compensation Committee. On January 13, 1998 Mr. Cordner received grants as follows: 624 shares at $11.4380, 1,091 shares at $12.62 and 1,092 shares at $18.63. On January 27, 1998, Mr. Cordner received a grant for 40,000 shares at a price of $24.625, the fair market value of the Company's Common Stock on the date of grant. On April 16, 1998 Mr. Fournier received a grant for 15,000 shares at a price of $21.5625 per share, the fair market value of the Company's Common Stock on the date of grant. On December 2, 1998 the following executive officers of the Company received grants covering the following number of shares at $18.25, the fair market value of the Company's Common Stock on the date of grant: Mr. Fournier--5,000 shares; Mr. Mohn--10,000 shares; Mr. Pye--10,000 shares; Mr. Ranjit--4,500 shares; Mr. Ruebusch--10,000 shares; Mr. Winn--9,000 shares; and Mr. Sharp--28,750 shares. The table of option grants under "Executive Compensation and Other Matters--Option Grants in Last Fiscal Year" provides information concerning the grant of options to the Named Executive Officers during fiscal 1998. Information regarding the automatic, nondiscretionary options granted to non-employee Directors during fiscal 1998 is set forth under the heading "Executive Compensation and Other matters--Compensation of Directors." During fiscal 1998, all current officers and Directors, as a group, and all non-officer employees, as a group received options to purchase 159,057 shares and 363,443 shares, respectively under the Programs. In fiscal 1999, the Outside Directors will each receive an option to purchase 6,000 shares of the Company's Common Stock, or an aggregate of 18,000 shares (contingent upon shareholder approval of Proposal No. 5), at fair market value on the date of grant, pursuant to the nondiscretionary grant mechanism in place for such Directors.

                      1998 NONSTATUTORY STOCK OPTION PLAN

    The 1998 Nonstatutory Stock Option Plan (the "Plan"), was adopted by the Company's Board of Directors in January 1998. A total of 500,000 shares of Common Stock were reserved for the issuance under the Plan. The Plan provides for grants of nonstatutory stock options to employees or consultants, but not Officers or Directors, of the Company. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and consultants to promote the success of the Company's business. The Plan is administered by the Board of Directors, which determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The term of options granted under the Plan is stated in the option agreement. Options granted under the Plan vest and become exercisable as set forth in each option agreement. In general, no option may be transferred by the optionee other than by will or the laws of descent or distribution and each option may be exercised, during the lifetime of the optionee, only by such optionee. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or total and permanent disability) may exercise options in the three-month period following such cessation, unless such options terminate or expire sooner. The three-month period is extended to six months for terminations due to permanent total disability or twelve months in the event of death. In the event of a merger of the Company with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable, subject to Board of Directors approval, as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the Board of Directors shall notify optionees that all options shall be fully exercisable for a period of 30 days, after which such options shall terminate. The consideration for exercising any nonstatutory stock option may consist of cash, check, promissory note, delivery of already-owned shares of the Company's Common Stock subject to certain conditions, authorization to the Company to retain from the total number of shares for which the option is exercised that number of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares as to which the option is exercised, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated by the Board of Directors.

    As of April 5, 1999, options to purchase 368,122 shares of Common Stock (7,013 of which were vested) were outstanding under the Program at an average exercise price of approximately $16.6282 per share. No options granted under the Plan have been exercised as of April 5, 1999. At April 5, 1999, 131,878 shares were available under the Plan.

                   1998 EMPLOYEE STOCK PURCHASE PLAN SUMMARY

    BACKGROUND. The 1998 Employee stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1997. As of April 5, 1999, 29,030 shares had been issued pursuant to the 1998 Purchase Plan. The Purchase Plan replaced the Company's 1992 Employee Stock Purchase Plan. As of April 5, 1999, an aggregate of 370,970 shares were available for issuance under the 1998 Purchase Plan. The Purchase Plan initially had 400,000 shares of Common Stock reserved for issuance thereunder, and includes a Renewal Feature which allows for an annual increase to be added on May 1 of each year beginning in 1999 equal to the lesser of: (i) the number of shares of Common Stock needed to restore the number of shares available for purchase to 400,000 or (ii) a lesser amount determined by the Board.

    The Company believes that the Purchase Plan is a key component of its strategy to attract and retain skilled employees and quality management. The Board of Directors believes it is in the Company's best interests so that the Company may continue to provide eligible employees the opportunity to purchase the Company's Common Stock through payroll deductions, thereby aligning their individual financial interest more closely with those of the stockholders.

    ADMINISTRATION. The Purchase plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirement of that section of the Code. The Purchase Plan shall be administered by the Board of

Directors or a committee thereof (the "Administrator"). Every finding, decision and determination by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

    ELIGIBILITY. All persons who are employed by the Company on a given enrollment date and who are customarily employed by the Company for at least twenty hours per week and more than five months per calendar year are eligible to participate in the Purchase Plan. Participation in the Purchase Plan ends automatically on termination of employment with the Company. An eligible employee may become a participant by completing a subscription agreement authorizing payroll deductions and filing it with the Company's payroll office at least 5 business days prior to the applicable enrollment date.

    OFFERING AND EXERCISE PERIODS. The Purchase Plan is implemented by overlapping offering periods of 24 months each ("Offering Periods"). Offering Periods commence every six months, beginning on the first trading day on or after December 1 and June 1 of each year, and consist of four exercise periods of six months each ("Exercise Periods"). The Board may change the duration of the Exercise Periods or the length or date of commencement of an Offering Period. To the extent the fair market value of the Common Stock on any exercise date in an Offering Period is lower than the fair market value of the Common Stock on the first day of the Offering Period, then all participants in such Offering Periods will be automatically withdrawn from such Offering Period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

    GRANT OF OPTION; PURCHASE PRICE. On the first day of each Offering Period (the "Offering Date"), each eligible employee participating in the Purchase Plan is granted an option to purchase on the last day of each Exercise Period in such Offering Period (the "Exercise Date") a number of shares of Common Stock of the company determined by dividing such employee's accumulated payroll deductions by the lower of: (i) 85% of the fair market value of one share of the Company's Common Stock on the Offering Date or (ii) 85% of the fair market value of one share of the company's Common Stock on the applicable Exercise Date. Unless a participating employee withdraws from the Purchase Plan, his or her option is automatically exercised on each Exercise Date of the Offering Period; provided that in no event will an employee be permitted to purchase during an Exercise Period more than 7,500 shares.

    In addition, no employee will be permitted to subscribe for shares under the purchase Plan if, immediately after such subscription, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), nor will any employee be permitted to participate in the Purchase Plan to the extent such employee could buy under all employee stock purchase plans of the Company more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any one calendar year. The fair market value of the Common Stock on a given date is the closing sale price of the Common Stock for such date as quoted on the NASDAQ National Market.

    PAYROLL DEDUCTIONS. The purchase price for the shares is accumulated by payroll deductions during the Offering Period. The deductions may not exceed 15% of a participant's eligible compensation, which is defined in the Purchase Plan to include all base straight time gross earnings, exclusive of payment for overtime, shift premium incentive compensation, incentive payments, bonuses, commissions and other compensation. A participant may discontinue his or her participation in the Purchase Plan at any time during the Offering Period. Payroll deductions commence on the first payday following the Offering Date, and continue at the same rate with automatic enrollment in subsequent Offering Periods, unless sooner terminated, increased or decreased by the participant.

    WITHDRAWAL; TERMINATION OF EMPLOYMENT. Employees may end their participation in an offering at any time during the Offering Period, and participation ends automatically on termination of employment with the Company or failure of the participant to remain in the continuous scheduled employment of the

Company for at least 20 hours per week. Once a participant withdraws from a particular offering, that participant may withdraw all, but not less than all, of the payroll deductions credited to such participant's account by giving written notice to the Company.

    TRANSFERABILITY. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or pursuant to the Purchase Plan), and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER, ASSET SALE OR CHANGE OF CONTROL. The shares reserved under the Purchase Plan, as well as the price per share of Common Stock covered by each option under the Purchase Plan which has not yet been exercised, will be proportionately adjusted for any stock split, reverse stock split, stock dividend, combination or reclassification of the Common stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. In the event of the proposed dissolution or liquidation of the Company, the pending Offering Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all the assets of the Company or a merger of the Company with or into another corporation, the Purchase Plan provides that each option under the purchase Plan will be assumed or an equivalent option will be substituted by the successor or purchaser corporation, unless the Board determines, in its sole discretion, to shorten the Exercise Periods and Offering Periods then in progress or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Periods then in progress.

    AMENDMENT AND TERMINATION. The Board of Directors of the Company may at any time and for any reason terminate or amend the Purchase Plan. Except as provided in the Purchase Plan, no termination can affect options previously granted, nor may any amendment make any change in any option already granted which adversely affects the rights of any participant. Shareholder approval may be required for certain amendments in order to comply with the federal securities or tax laws, or any other applicable law or regulation. Unless terminated sooner, the Purchase Plan will terminate 10 years from its effective date.

    FEDERAL TAX INFORMATION. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of
Section 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the Offering Period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to fifteen percent (15%) of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

    The foregoing is only a summary of the effect of federal income taxation upon the participant and the company with respect to the shares purchased under the Purchase plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of participant's death or the income tax laws of any state or foreign country in which the participant may reside.

    PARTICIPATION IN THE PURCHASE PLAN. Eligible employees participate in the Purchase Plan voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the Purchase Plan. Accordingly, future purchases under the Purchase Plan are not determinable at this time.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Gibson, Kvamme and Rhines. Mr. Sharp who is President, Chief Executive Officer and Chairman of the Board of Directors of the Company, participates in the discussions and decisions regarding salaries and incentive compensation for all executive officers of the Company, except that Mr. Sharp is excluded from discussions regarding his own salary and incentive compensation.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Board of Directors reviews and approves the Company's executive compensation policies. The following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1998. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

    The Company's executive compensation program was designed to align the interests of executives with the interest of the stockholders by creating a performance-oriented environment that rewards performance related to the goals of the Company. The Company's executive compensation program was also designed to attract and retain qualified executives in the highly competitive high technology marketplace in which the Company competes. In this regard, the levels of executive compensation established by the Committee were designed to be consistent with those available to other executives in the industry. The Company's executive compensation program consists primarily of the following integrated components:

    1. BASE SALARY--which was designed to compensate executives competitively within the industry and the marketplace.

    2. QUARTERLY PROFIT SHARING--which provided a direct link between executive compensation and the quarterly performance of the Company.

    3. KEY EMPLOYEE INCENTIVE PLAN--which provided for a direct link between executive compensation and the quarterly and annual performance of the Company.

    4. LONG TERM INCENTIVES--which consisted of stock options that link management decision making with long-term Company performance and stockholder interests.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers, unless compensation is performance-based. In general it is the Committee's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws.

BASE SALARIES

    Base salary levels for the Chief Executive Officer (the "CEO") and other executive officers of the Company are reviewed annually by the Compensation Committee. The Committee's current policy is to maintain base salary levels in the median range for the industry when compared with those of executives holding similar positions with other companies in the high technology and semiconductor industries that are similar in size to the Company. Certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by the Company in determining salary levels for the CEO and other executive officers of the Company.

QUARTERLY PROFIT SHARING

    All employees participate in the profit sharing program. Profit sharing is paid quarterly and equals a percentage of the employees' quarterly W-2 income. In 1998, the profit sharing pool was equal to 10 percent of operating income. One half of the profit sharing amount is paid quarterly in cash, with the other half paid as an employer contribution to employees' 401(k) account. Only employees who are employees at the end of the fiscal year receive the 401(k) portion of the profit sharing. No profit sharing was paid for the first quarter of 1998. Profit sharing amounts, as a percentage of Base Salary, were .93 percent, 1.38 percent, and 1.24 percent for the second, third and fourth quarters of 1998, respectively, for the CEO and the Named Executive Officers.

KEY EMPLOYEE INCENTIVE PLAN

    The Company provides for bonuses for its key employees. Participants must be employed full time by the company during the entire fiscal quarter to be eligible for a bonus that quarter. The bonus is based on Actual vs. Budget Operating Income after Profit Sharing and Bonus. The bonuses vary linearly with the level of achievement of the budgeted Operating Income between 80% and 150% of achievement. Individual bonuses will be reduced by the amount of Profit Sharing (both cash and 401(k) contribution) earned by each participant. During 1998, no bonuses were paid to the CEO and the Named Executive Officers.

LONG TERM INCENTIVES

    The Company provides long term incentives through the grant of stock options under its 1996 Stock Incentive Program (the "Program"). The purpose of the Program is to create a direct link between compensation and the long-term performance of the Company. Stock options under this Program are generally granted at an exercise price equaling 100% of fair market value, have a ten year term and generally vest in installments over four years. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executives' compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer's acceptance of employment with the Company, or upon promotion to executive officer. When determining the number of stock options to be awarded to an executive officer, the Compensation Committee considers (i) the executive's current contribution to the Company's performance, (ii) the executive's anticipated contribution in meeting the Company's long-term strategic performance goals and (iii) comparisons to an internally generated informal survey of executive stock option grants made by other high technology and semiconductor companies at a similar stage of development as the Company. Individual considerations, such as the executive's current and anticipated contributions to the Company's performance may be more subjective and less measurable by financial results at the corporate level. In this respect, the Committee exercises significant judgment in measuring the contribution or anticipated contribution to the Company's performance. The Compensation Committee also periodically reviews the stock options granted to insure equitable distribution of such options among the officers.

    Under the guidelines stated above, the Compensation Committee did review and grant on December 2, 1998 stock options to the CEO and Named Executive Officers as detailed in the Executive Compensation and Other Matters--Stock Option Grants.

OTHER

    The Company's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including the Company's Employee Stock Purchase Plan.

CEO COMPENSATION

    The Committee reviews the Chief Executive Officer's compensation annually using the same criteria and policies as are employed for the other executive officers. The compensation of the Company's CEO is determined in part by the terms of a letter agreement entered into with the CEO upon his acceptance of employment with the Company in September 1991. See "Employment Contracts and Change-In-Control Arrangements" above. However, the Committee retains the discretion to increase the CEO's compensation to levels above those provided in the letter agreement. The Committee raised Mr. Sharp's salary to $280,000 for fiscal 1998. Mr. Sharp received an aggregate bonus of $2,616 during 1998 under the Company's Profit Sharing Plan described above. Such amount reflected 0.0 percent, .93 percent, 1.38 percent and 1.24 percent of Mr. Sharp's Base Salary for the first (no profit sharing paid for first quarter of 1998), second, third and fourth quarter, respectively. Mr. Sharp received stock option grants totaling 28,750 shares under the Company's 1996 Stock Incentive Program during 1998 (See Executive Compensation and Other Matters--Stock Option Grants).

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    E. Floyd Kvamme

    Charles Scott Gibson

    Dr. Walden C. Rhines

                            STOCK PERFORMANCE GRAPH

    The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the Company, (b) a broad-based equity market index and (c) an industry-specific index or a registrant-constructed peer group index. Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the NASDAQ U.S. Index and of the SIC Code 3674--Electronic Components and Accessories Index for the period commencing December 13, 1993 (the date of the Company's initial public offering) and ending on December 31, 1998. The information contained in such graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       DOLLARS YEARS ENDING           DEC-93     DEC-94     DEC-95     DEC-96     DEC-97     DEC-98
TRIQUINT SEMICONDUCTOR INC              100.00      53.06     110.20     215.31     165.31     157.14
NASDAQ US INDEX                         100.00     100.51     142.10     174.78     214.57     293.21
PEER GROUP                              100.00     125.51     187.95     290.70     304.05     462.98

    No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    The peer group index used, SIC Code 3674--Electronic Components and Accessories, utilizes the same the same methods of presentation and assumptions for the total return calculation as the Company and the NASDAQ U.S. Index. All companies in the peer group index are weighted in accordance with their market capitalizations.

Companies included in the peer group index are as follows:

3D Labs Inc. Ltd
3DF Interactive Inc.
8X8 Inc.
Actel Corp.
Advanced Micro Devices
Advanced Photonix, Inc--CL A.
Aeroflex, Inc.
Alliance Semiconductor Corporation
Alpha Industries Inc
Altera Corporation
American Xtal Technology Inc
Anadigics, Inc.
Analog Devices
Applied Micro Circuits Corp.
ARM Holdings Ltd
Artisan Components Inc.
Aspec Technology Inc
Astropower Inc
Atmel Corporation
Aureal Semiconductor
Blue Wave Systems Inc
Broadcom Corp--CL A
Burr-Brown Corporation
Catalyst Semiconductor, Inc.
Celestica Inc
Conexant Systems Inc
Cree Research Inc.
Cypress Semiconductor Corporation
Dallas Semiconductor Corporation
Dense-Pac Microsystems, Inc.
Diodes, Inc.
Dionics, Inc.
Elantec Semiconductor, Inc.
ESS Technology, Inc.
Exar Corporation
Fairchild Semiconductor Corp.
Galileo Technology Ltd.
Gatefield Corporation
General Semiconductor, Inc.
Genesis Microchip Inc
Harman Industries, Inc.
HEI, Inc.
Hytek Microsystems, Inc.
IBIS Technology, Inc.
IMP, Inc.
Information Storage Devices
Integrated Circuit Systems
Integrated Device Technology, Inc.
Integrated Sensor Solutions
Integrated Silicon Solution
Intel Corporation
International Rectifier Corporation
Jetronic Industries, Inc.
Kopin Corp.
Kyocera Corporation--ADR
Lattice Semiconductor Corporation
Level One Communications, Inc.
Linear Technology Corporation
Logic Devices, Inc.
LSI Logic Corporation
Macronix International Ltd.--ADR
Maxim Integrated Products
MEMC Electronic Materials, Inc.
Micrel, Inc.
Micro Linear Corporation
Microchip Technology Inc.
Microelectronic Packaging
Micron Technology Inc.
Micropac Industries, Inc.
Microsemi Corp.
Mitsubishi Electronics Corporation--ADR
National Semiconductor Corporation
Neomagic Corp.
Nuwave Technologies, Inc.
Nvidia Corp
Oak Technology, Inc.
Optek Technology, Inc.
Opti, Inc.
Pericom Semiconductor Corp.
PMC-Sierra, Inc.
Power Integrations, Inc.
Qlogic Corporation
Quality Semiconductor, Inc.
Ramtron International Corporation
Remec, Inc.
RF Micro Devices, Inc.
Ross Technologies, Inc.
SDL Inc.
Semicon, Inc.
Semiconductor Laser Intl. Corporation
Semtech Corporation
Silicon Storage Technology
Siliconix Inc.
Simtek Corporation
Sipex Corporation
Smart Modular Technologies, Inc.
Solitron Devices, Inc.
Spectrum Signal Processing
Standard Microsystems Corp.
Stmicroelectronics N V
Supertex, Inc.
Taiwan Semiconductor--ADR

Tanisys Technology Inc
Telcom Semiconductor, Inc.
Texas Instruments, Inc.
Three-Five Systems, Inc.
Tower Semiconductor, Ltd.
Transwitch Corporation
Trident Microsystems, Inc.
TriQuint Semiconductor, Inc.
Uniphase Corporation
Unitrode Corporation
Universal Display Corp.
Vitesse Semiconductor Corporation
VLSI Technology, Inc.
White Electric Designs Corp
Xicor, Inc.
Xilinx Inc.
Zing Technologies, Inc.
Zoran Corporation

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Until June 1996, Paul Gary, a Director of the Company, was employed by AT&T, a stockholder of the Company. Although Mr. Gary is no longer an employee of AT&T or its successor Lucent Technologies, Inc. (collectively "Lucent"), his nomination was proposed to the Board of Directors by Lucent. Mr. Gary serves as a representative of Lucent on the Company's Board of Directors and he is compensated for his services on the Company's Board of Directors by Lucent. However, the Company reimburses Mr. Gary for any out-of-pocket expenses incurred in connection with travel to meetings of the Company's Board of Directors. As a result of his relationship with Lucent, Mr. Gary did not receive a stock option grant in fiscal 1998 and will not receive such an automatic grant in fiscal 1999.

    Lucent Technologies, Inc., a spin-off of AT&T, holds 661,059 shares of the Company's Common Stock including a warrant to purchase 200,000 additional shares of the Company's Common Stock at $24.00 per share (the "Warrant"). In conjunction with Lucent's acquisition of the Company's Common Stock and the Warrant in August 1993, Lucent entered into a series of agreements with the Company, including an Asset Purchase Agreement, a Joint Development and Technology Transfer Agreement, a Manufacturing Services Agreement, and a Patent License Agreement. The Lucent agreements provide for the Company to work jointly with Lucent to develop and market certain GaAs wafers and other products. The agreements do not provide any minimum order or development requirements for Lucent, and there can be no assurance that a substantial relationship with Lucent will result. The sale of the Company's products to Lucent occurs at prices no more favorable than those charged to other customers.

    On January 13, 1998, the Company acquired substantially all of the assets of the Monolithic Microwave Integrated Circuit ("MMIC") operations of the former Texas Instruments' Defense Systems & Electronics Group from Raytheon TI Systems, Inc., a Delaware corporation ("RTIS") and a wholly owned subsidiary of the Raytheon Company ("Raytheon"). The MMIC operations include the Gallium Arsenide ("GaAs") foundry and MMIC business of the R/F Microwave Business Unit that RTIS acquired on July 11 from Texas Instruments Incorporated, a Delaware corporation ("TI") which MMIC business includes without limitation, TI's GaAs Operations Group, TI's Microwave GaAs Products Business Unit, the MMIC component of TI's Microwave gas Products Business Unit, the MMIC component of It's Microwave Integrated Circuits Center of Excellence and the MMIC research and development component of TI's Systems Component Research Laboratory (collectively, the "MMIC Business").

    Pursuant to a Final Judgment entered on November 6, 1997 (the "FINAL JUDGMENT") in the United States District Court for the District of Columbia in Civil Case No. 97-1515 known as UNITED STATES OF AMERICA V. RAYTHEON COMPANY AND TEXAS INSTRUMENTS, INC., a related Stipulation and Order entered in the same case on July 2, 1997, and a related Hold Separate and Partition Plan Stipulation and Order entered in the same case on July 2, 1997 (the "HOLD SEPARATE ORDER"), Raytheon agreed to promptly divest the MMIC Business and, pending such divestiture, to maintain the MMIC Business as an independent competitor held separate from Raytheon. Pursuant to and in accordance with the Final Judgment, the acquisition was accomplished pursuant to an Asset Purchase Agreement (the "Agreement"), dated as of January 8, 1998, by and between the Company and RTIS. The Company has assigned its rights under the Agreement to a wholly owned subsidiary, TriQuint Semiconductor Texas, Inc., a Delaware corporation, which will operate the MMIC Business, located primarily in Dallas, Texas.

    Under the terms of the Agreement, TriQuint acquired the MMIC Business for approximately $19.5 million in cash and 844,613 shares of TriQuint Common Stock (the "Shares") valued at approximately $19,500,000 for a total purchase consideration of approximately $39 million. The Shares were redeemable at TriQuint's option at any time within 360 days of January 13, 1998 at a price of approximately $23.00 per share. TriQuint did not exercise its option to repurchase the shares. The cash portion of the purchase price was financed through an equipment leasing arrangement through General Electric Capital Corporation involving certain assets acquired pursuant to the Agreement. The terms of the Agreement were the result of arm's-length negotiations between the parties.

    In connection with its approval of the transaction, the Department of Justice required that RTIS place all the Shares into a voting trust in order to divest itself of voting power with respect to the Shares. Accordingly, on January 13, 1998, RTIS entered into a Voting Trust Agreement with State Street Bank and Trust Company, a Massachusetts trust company ("State Street"), under which, for any matter for which any vote or consent is requested from holders of TriQuint Common Stock, State Street will vote the Shares as practicable in the same proportion as the other holders of TriQuint Common Stock.

    All future transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 1998 all executive officers and other employees of the Company who are subject to Section 16 of the Exchange Act, Directors and greater than 10% stockholders complied with all applicable filing requirements.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than December 22, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          By Order of the Board of Directors:

                                          /s/ Edward C.V. Winn

                                          Edward C.V. Winn
                                          EXECUTIVE VICE PRESIDENT,
                                          FINANCE AND ADMINISTRATION,

                                          CHIEF FINANCIAL OFFICER AND SECRETARY

Dated: April 21, 1999

                                              Please mark your votes
                                              as indicated in this example /X/


                   TRIQUINT SEMICONDUCTOR, INC.
 Proxy for Annual Meeting of Shareholders to be Held on May 26, 1999

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 21, 1999 and hereby names, constitutes and appoints Steven J. Sharp and Edward C. V. Winn, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of TriQuint Semiconductor, Inc. (the "Company") to be held at 2:00 p.m. on Wednesday, May 26, 1999, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on April 5, 1999, with all the powers that the undersigned would possess if he were personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, AND 5.

_______________________________________________________________________________
                         FOLD AND DETACH HERE


1. PROPOSAL 1--Election   / /  FOR all nominees     / / WITHHOLD AUTHORITY
    of Directors               listed below *           to vote for all nominees
                               (except as marked to     indicated below
                               the  contrary below)

 (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Steven J. Sharp        Dr. Paul A. Gary        Charles Scott Gibson
Dr. Walden C. Rhines   Edward F. Tuck

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

2. PROPOSAL 2--To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the year ending December 31, 1999.

   FOR PROPOSAL 2 / /  AGAINST PROPOSAL 2 / /  ABSTAIN ON PROPOSAL 2 / /

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2

3. PROPOSAL 3--To approve an amendment to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program to increase the aggregate number of shares of Common Stock that may be issued thereunder by 475,000 shares to a total of 1,725,000 shares, as summarized in the accompanying proxy statement.

   FOR PROPOSAL 3 / /  AGAINST PROPOSAL 3 / /  ABSTAIN ON PROPOSAL 3 / /

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3

4. PROPOSAL 4--To approve the amendment to the 1996 Stock Incentive
   Program to add an automatic initial option grant to new Outside Directors at the time of election or appointment to purchase 18,000 shares of Common Stock

   FOR PROPOSAL 4 / /  AGAINST PROPOSAL 4 / /  ABSTAIN ON PROPOSAL 4 / /

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 4

5. PROPOSAL 5--To approve the amendment to the 1996 Stock Incentive Program to award an additional option grant to the existing Outside Directors to purchase 12,000 shares of Common Stock

   FOR PROPOSAL 5 / /  AGAINST PROPOSAL 5 / /  ABSTAIN ON PROPOSAL 5 / /

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 5

6. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

   This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenant or as community property, both should sign.

I (We) plan to attend the meeting  [  ]

_______________________________________________________________________________
Shareholder (print name)       Shareholder signature (sign name)        Dated

________________________________________________________________________________
Shareholder (print name)       Shareholder signature (sign name)        Dated



_______________________________________________________________________________
                         FOLD AND DETACH HERE